HERITAGE SERIES TRUST

                                     CLASS A
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A




      The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


      SMALL CAP STOCK FUND.........................................0.35%
      VALUE EQUITY FUND............................................0.35%
      GROWTH EQUITY FUND...........................................0.35%
      INTERNATIONAL EQUITY FUND....................................0.35%
      MID CAP STOCK FUND...........................................0.35%
      AGGRESSIVE GROWTH FUND.......................................0.35%
      TECHNOLOGY FUND..............................................0.35%



Dated: March 29, 1993, as last amended on August 30, 2002.